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Exhibit 10-K

ADC Special Incentive Plan

Plan Name and Effective Date

        The name of this plan is the ADC Telecommunications, Inc. Special Incentive Plan. The Plan is effective November 1, 2002 and is of indefinite duration.

Purpose

        The purpose of the Plan is to coordinate with the Management Incentive Plan (MIP) to provide a financial incentive and reward to identified participants for achieving pre-defined business milestones that are crucial for the success of ADC or one of its business segments.

Eligibility for Participation

        Eligibility is very restrictive. It is limited to a relatively small number of employees who are deemed most key to the achievement of crucial business milestones. Temporary employees and independent contractors are not eligible. Participation requires the prior written approval of the CEO. Participation of a Section 16 officer also requires the approval of the Compensation and Organization Committee of the Board (the "Committee").

Milestones

        Generally, one to five milestones will be defined. Each will have an associated date after which achievement is not recognized. For each milestone, one to three levels of achievement may be defined such that the more difficult level results in a higher payment. Each milestone should be defined in such a fashion that subjectivity is not required to determine its achievement.

Timing of Payment

        Payments that become due under this Plan are made on a normal payroll date as soon as administratively feasible following the verification of the achievement.

Payment Levels

        A payment amount earned through the achievement of a milestone may be prospectively defined as a fixed dollar amount or as a percentage of the participant's Management Incentive Plan (MIP) annual target incentive. The total of all potential payments earned during the fiscal year will not exceed the fiscal year total target incentive for the individual under the MIP program.

Eligibility for Payment

        In order to receive a payment under this Plan, the participant must be an employee of ADC as of the date that the relevant milestone is deemed to have been achieved. Participants who leave employment with ADC prior to that date will not be deemed to have earned a payment for that milestone achievement. Participants who transfer to another business or function within ADC and who have no continuing responsibility in this new role for the milestone achievement will not be eligible for a milestone achievement payment unless that milestone was achieved prior to the transfer.

Promotions or Demotions

        Promotions or demotions that maintain a responsibility for achievement of the milestone will require a restatement of the individual's payment for milestone achievement unless the payment amount is expressed in light of MIP target percentages. If expressed as a proportion of the target MIP, an adjustment will be made to maintain the same proportion of the new target MIP.

Payment Maximum

        In no case will payments credited under this Plan during the fiscal year plus any amount paid under the MIP with respect to that same fiscal year combine to equal more than three times the participant's target MIP award for that fiscal year. By participating in this Plan, the participant expressly agrees to have payments (either under this Plan or the MIP, as determined by ADC) reduced to conform with this aggregate limit.

Administration

        The CEO, VP of HR, and CFO (the "Management Committee") are jointly appointed and authorized to administer this plan, provided however that all matters effecting Section 16 officers who are participants shall be determined by the Committee. Except as noted in the preceding sentence, the Management Committee is authorized to make all decisions to administer, apply, interpret, determine whether designated milestones have been achieved and withdraw this Plan, and all decisions of the Management Committee shall be final and binding on all participants.

Severability

        If any provision of this Plan shall be held invalid, illegal or unenforceable by a court or tribunal of competent jurisdiction, this Plan shall be deemed severable and such invalidity, illegality or unenforceability shall not affect any other provision of this Plan which shall be enforced in accordance with the intent of this Plan.

Assignment

        The Company shall have the right to assign this Plan to its successors and assigns and this Plan shall inure to the benefit of and be enforceable by said successors and assigns. Participant may not assign this Plan or any rights hereunder.

Entire Understanding

        This Plan, together with each participant's individual statement of milestones and milestone achievement award amounts constitutes the entire understanding between the parties regarding the payment of incentive compensation under this Plan, and it supercedes any and all prior agreements or understandings, whether oral or written, express or implied, on such subject matter.

Amendment or Termination of Plan

        The Plan shall not entitle Participants to any future compensation. The Plan is not an element of the employees' salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. ADC has no obligation to offer incentive plans to Participants in the future. The Participant understands and accepts that the incentive payments made under the Plan are entirely at the sole discretion of ADC. Specifically, ADC assumes no obligation to the Participant under this Plan with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of the Plan, ADC may amend or terminate the Plan or discontinue the payment of incentives under the Plan at any time, at its sole discretion and without advance notice.

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  Exhibit 10-K